UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

______________

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 28, 2010

Date of Report

(Date of Earliest Event Reported)

AMERITRANS CAPITAL CORPORATION

 (Exact name of Registrant as specified in its charter)

Delaware	333-63951	52-2102424
(State or other jurisdiction of incorporation or organiztion)	(Commission File No.)	(I.R.S. Employee I.D. Number)

747 Third Avenue, 4th Floor New York, New York 10017
(Address of principal executive offices (Zip Code)

(212) 355-2449

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2010, Ameritrans Capital Corp. (the “Company”) and Elk Associate Funding Corporation (“Elk”), a wholly-owned subsidiary of the Company, entered into an amended and restated employment agreement with Michael Feinsod, the Company’s President and Chief Executive Officer and Elk’s Senior Vice-President (the “Agreement”).

Pursuant to the Agreement, Mr. Feinsod will continue to serve as President and Chief Executive Officer of the Company and Senior Vice President of Elk until June 30, 2012, and one year thereafter, unless the Company notifies Mr. Feinsod of its intention not to renew the employment agreement for such one-year term in accordance with its terms, or unless the Feinsod Agreement is terminated earlier in accordance with its terms.   For the period from May 28, 2010 through June 30, 2011 and for the period from July 1, 2011 through June 30, 2012, Mr. Feinsod will receive a base salary equal to $405,540 and 435,540, respectively, in each case payable on an annualized basis.  If applicable, for the period commencing July 1, 2012 through June 30, 2013, Mr. Feinsod’s base salary will be increased by the greater of five percent (5%) or the increase in the Consumer Price Index during such year.  Mr. Feinsod will also be entitled to receive an annual bonus as determined by the Governance Compensation and Nominating Committee of the board of directors and based on performance targets agreed upon by Mr. Feinsod and such committee.

Mr. Feinsod will continue to be entitled to receive an aggregate of $32,500 per annum for reimbursement of certain expenses set forth in the agreement as well as reimbursement for all legitimate business expenses reasonably incurred by him in the performance of his duties.  In addition, the Company will pay Mr. Feinsod’s family health insurance under the Company’s applicable plan  The Company will continue to make regular contributions to Mr. Feinsod’s SEP IRA account.

The Company also agreed to maintain an effective registration statement on an appropriate form covering the shares of the Company’s common stock underlying options previously granted to Mr. Feinsod.

In the event that the Company terminates Mr. Feinsod’s employment without “Cause” (as defined in the Agreement), or Mr. Feinsod terminates his employment for “Good Reason” (as defined in the Agreement), Mr. Feinsod will be entitled to a severance payment in an amount equal to Mr. Feinsod’s base salary, as increased with respect to the extension year, and bonus (or portion thereof), if any, paid for the most recent bonus year, multiplied by the number of years (or fractional portion thereof) remaining in the employment period.  The Company will also be obligated to continue Mr. Feinsod’s benefits through June 30, 2012.

The Feinsod Agreement also provides that Mr. Feinsod will not compete with the Company or Elk or hire solicit the employ of any employee of the Company or Elk during the term of the Feinsod Agreement and for the immediately succeeding 12 month period.

Item 5.07.  Submission of Matters to a Vote of Security Holders

The Company held its annual meeting of its stockholders on June 2, 2010 (the “Meeting”).  In connection with the Meeting, the Company solicited proxies from its stockholders pursuant to Regulation 14 under the Securities and Exchange Act of 1934, as amended.  At the Meeting, the Company’s stockholders voted on three proposals, which are described in the Company's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 22, 2010.

Proposal 1.  The first proposal involved the election of a total of nine directors, seven to be elected by holders of both the Company’s common stock, $.0001 par value (the “Common Stock”), and its 9 ⅜% participating preferred stock (the “Preferred Stock”), voting together as a single class, and two directors to be elected only by the holders of the Preferred Stock.

At the Meeting, the holders of Common Stock and Preferred Stock, voting together as a single class, cast their votes as follows with respect to the seven nominees for election by holders of both classes of stock:

Nominee	For	Withheld Authority for Nominee	Not Voted
Michael Feinsod	2,235,394	24,009	640,022
Gary C. Granoff	1,922,467	336,936	640,022
Elliott Singer	2,235,394	24,009	640,022
Steven Etra	2,235,394	24,009	640,022
Peter Boockvar	2,235,394	24,009	640,022
Ivan J. Wolpert	2,235,394	24,009	640,022
Murray A. Indick	2,235,394	24,009	640,022

The holders of Preferred Stock cast their votes as follows with respect to the two nominees for election by the holders of Preferred Stock:

Nominee	For	Withheld Authority for Nominee	Not Voted
John R. Laird	95,284	0	175,456
Howard f. Sommer	95,284	0	175,456

Proposal 2.  At the Meeting, the holders of Common Stock and Preferred Stock also voted upon a proposal to approve an Amendment to the Investment Advisory and Management Agreement with Velocity Capital Advisors LLC, and cast their votes as follows:

For	Against	Abstain	Not Voted
1,967,580	45,501	246,322	640,022

Proposal 3.  At the Meeting, the holders of Common Stock and Preferred Stock also voted upon a proposal to ratify the appointment of Rosen Seymour Shapps Martin & Company LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2010, and cast their votes as follows:

For	Against	Abstain
2,877,913	21,512	0

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated May 28, 2010, among Michael R. Feinsod, Ameritrans Capital Corporation and Elk Associates Funding Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

AMERITRANS CAPITAL CORPORATION

By:  /s/ Michael Feinsod

Name:  Michael Feinsod

Title: Chief Executive Officer and President

Dated: June 4, 2010

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated May 28, 2010, among Michael R. Feinsod, Ameritrans Capital Corporation and Elk Associates Funding Corporation